Filed pursuant to Rule 424(b)(3)
                                                Registration No. 333-53604


           Prospectus Supplement to Prospectus dated January 12, 2001

                                 241,166 Shares

                         American Italian Pasta Company

                        Class A Convertible Common Stock

        All of the shares of our Class A convertible common stock offered by this prospectus supplement are being sold by the selling stockholder named in the accompanying prospectus.

        Our Class A convertible common stock is listed on the New York Stock Exchange under the symbol "PLB". On February 1, 2001, the closing price of our Class A convertible common stock on the New York Stock Exchange was $31.13 per share.

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        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

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        Goldman, Sachs & Co. may act as an agent in connection with the offer and sale of the shares specified above by the selling stockholder in return for a customary brokerage commission, which may be paid by the seller and/or the buyers. Goldman, Sachs & Co. may also purchase some or all of these shares from the selling stockholder for reoffer and resale, at a discount of $0.10 per share.

        Goldman, Sachs & Co. may offer these shares from time to time in one or more transactions on the New York Stock Exchange or otherwise, at market prices prevailing at the time of sale or at negotiated prices. See "Plan of Distribution" in the accompanying prospectus.

                              Goldman, Sachs & Co.

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                  Prospectus Supplement dated February 2, 2001